Malizia Spidi & Fisch, PC
ATTORNEYS AT LAW

1227 25th Street, N.W.
Suite 200 West
Washington, D.C.  20037
(202) 434-4660
Facsimile: (202) 434-4661

John J. Spidi	writer's direct dial number
spidilaw@aol.com	(202) 434-4670

VIA EDGAR

July 7, 2011

Kathryn McHale, Esq.
Staff Attorney
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC  20549

Re:           Parke Bancorp, Inc.
File No. 000-51338

Dear Ms. McHale:

On behalf of our client, Parke Bancorp, Inc., we wish to advise the Staff supplementally that the Registrant intends to provide responses to the Staff’s letter of comment dated July 6, 2011, regarding the Registrant’s Form 10-K for the fiscal year ended December 31, 2010, and Form 10-Q for the quarter ended March 31, 2011, on or before August 5, 2011.

Please contact the undersigned with any comments or questions you may have regarding this matter.  Thank you.

Sincerely,

/s/ John J. Spidi

John J. Spidi

cc:           Mr. Vito S. Pantilione, President and Chief Executive Officer
Mr. Marc Thomas, SEC Staff Accountant
Joan Guilfoyle, Esq.